DSW Inc. Announces CEO Transition;
Names Roger Rawlins as CEO, Succeeding Mike MacDonald Who is Retiring

Company Announces Preliminary Third Quarter 2015 Results;
Updates Full Year 2015 Guidance

Board Approves New $200 Million Share Repurchase Authorization

Columbus, OH, November 3, 2015-DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, today announced that Roger L. Rawlins, Executive Vice President and Chief Innovation Officer, will succeed Michael R. MacDonald as Chief Executive Officer, effective January 1, 2016. Mr. MacDonald, who is retiring from DSW and from the Board of Directors, will remain with the Company through the end of the year to help ensure a smooth transition. Mr. Rawlins will be appointed to the DSW Board of Directors, effective January 1, 2016.

Mr. Rawlins has extensive retail leadership experience including nearly a decade of experience with DSW. Prior to his current role, Mr. Rawlins served as Executive Vice President, Omni Channel, Senior Vice President and General Manager of DSW.com and Vice President, Finance and Controller. Prior to joining DSW in 2006, Mr. Rawlins served in leadership positions at HER Real Living and L Brands Inc.

“On behalf of the Board and everyone at DSW, I would like to thank Mike for his leadership and many contributions over the past six plus years, during which time DSW sales nearly doubled and profits increased fivefold,” said Jay L. Schottenstein, Chairman of DSW’s Board of Directors. “As part of our succession planning process, we are pleased to name an executive of Roger’s caliber to be our next CEO. Over the past three years we have made significant strides in our evolution to a more customer-centric company, and today we have a strong platform in place. Notwithstanding the challenging retail environment, I am confident we have the right plan - and that Roger is the right leader - to continue executing our strategy to meet our customers’ needs and deliver long-term value for our shareholders.”

Mr. MacDonald said, “It has been a tremendous privilege to lead DSW. As we transition leadership to Roger, I am confident we have the right person to lead the Company forward. Roger is an industry veteran with deep knowledge of all aspects of DSW’s business, and he has been instrumental in leading many initiatives that are critical to addressing the shifting needs of the consumer. I look forward to working with Roger to ensure a smooth and seamless transition.”

Mr. Rawlins said, “I am honored to have the opportunity to lead DSW at this important juncture in the Company’s history. While we have made progress in transforming DSW into a robust, omni-channel retailer, we are not satisfied. We will strive to develop new and innovative opportunities to expand the reach of the DSW brand and drive shareholder value.”

Preliminary Third Quarter Financial Results
DSW also announced preliminary financial results for the 13-week period ending October 31, 2015. The Company expects third quarter revenues to be approximately $665 million, with comparable sales declining by approximately 3.9%. The Company anticipates third quarter earnings per share to be in the $0.41-$0.44 range. These weaker than expected preliminary third quarter results reflect the general slowing of U.S. retail traffic and weak sales within DSW’s women’s footwear category, due in part to unseasonably warm temperatures during the quarter.

In response to these challenges, the Company is taking actions to balance on-hand inventories, increase marketing/promotional activities, and deliver stronger value to customers. The Company will also benefit from significant expense reductions, including lower incentive compensation costs.

Fiscal 2015 Annual Outlook
For the 52-week fiscal year ending January 30, 2016, the Company currently expects earnings to be in the range of $1.40 to $1.50 per share. The Company’s previous earnings guidance was for EPS in the range of $1.80 to $1.90.

The updated outlook reflects the revised expectations based on the challenging sales trends as well as a non-recurring charge of $0.06 per share recognized in the third quarter for a valuation reserve on a special inventory purchase. These negative impacts are partially offset by approximately $17 million in expense reductions, which are also reflected in the updated outlook.

The information included in this press release is preliminary and subject to completion of quarter-end financial reporting processes and review.

Capital Allocation
During the third quarter, the Company repurchased 2.1 million shares for a total of $63.1 million, which completes its $150 million share repurchase authorization. DSW’s Board of Directors has approved a new authorization for an additional $200 million in share repurchases. This authorization has no expiration and shares will be repurchased in the open market at times and amounts considered appropriate by the Company based on price and market conditions.

Third Quarter Earnings Release and Conference Call
The Company will conduct a conference call to discuss its Third Quarter 2015 results on November 24, 2015 at 8:30 a.m. Eastern Time. A press release detailing the Company's results will be issued prior to the call.

Investors and analysts interested in participating in the call are invited to dial 1-888-317-6003 in the U.S. or 1-412-317-6061 outside the U.S. (passcode: 7925585) approximately ten minutes prior to the start of the call. The conference call will also be webcast live at http://dswinc.investorroom.com.
A telephone replay of this call will be available until 5:00 p.m. Eastern Time on Dec. 8, 2015 and can be accessed by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 outside the U.S. (passcode: 10075962).
About DSW Inc.
DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids. As of Nov. 3, 2015, DSW operated 469 stores in 42 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW also supplies footwear to 376 locations in the United States under the Affiliated Business Group. For store locations and additional information about DSW, visit http://www.dswinc.com.

For further information:
Christina Cheng, Senior Director for Investor Relations, investorrelations@dswinc.com